SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a–12

CHART INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125

April 26, 2005

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 10:00 a.m., Eastern Time, on Wednesday, May 25, 2005, at the corporate offices of Chart Industries, Inc., One Infinity Corporate Centre Drive, Garfield Heights, Ohio.

We will be reporting on your Company’s activities and you will have an opportunity to ask questions about our operations.

Whether or not you expect to attend the Annual Meeting in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for choosing to invest in our Company. We hope to merit your continued support and confidence.

Sincerely yours,

SAMUEL F. THOMAS Chief Executive Officer

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chart Industries, Inc. (the “Company” or “Chart”) will be held at the corporate offices of Chart Industries, Inc., One Infinity Corporate Centre Drive, Garfield Heights, Ohio on Wednesday, May 25, 2005 at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect six Directors whose annual term of office expires in 2006; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Holders of Common Stock of record as of the close of business on April 4, 2005 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person.

By Order of the Board of Directors

MARK H. LUDWIG Secretary

Cleveland, Ohio

April 26, 2005

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125

PROXY STATEMENT

Mailed on or about April 26, 2005

Annual Meeting of Stockholders to be held on May 25, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company to be held on May 25, 2005, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement.

The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted FOR the election of the individuals nominated by the Board of Directors. A stockholder may revoke a proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The costs of soliciting proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit proxies by telephone, mail and personal interview.

The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on April 4, 2005. On that date, there were outstanding and entitled to vote 5,359,013 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote. The Company’s Certificate of Incorporation does not provide for cumulative voting rights. Only holders of record on the record date are entitled to vote at the Annual Meeting. Holders of the Company’s warrants to acquire Common Stock are not entitled to any votes based on their ownership of warrants.

At the Annual Meeting, in accordance with the Delaware General Corporation Law, the inspector of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies that are marked, with respect to the election of Directors, “withheld” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy with respect to an item on which the broker has the authority to vote and has not voted on another proposal, such broker non-votes will count for purposes of determining a quorum.

Pursuant to the Company’s By-Laws, at the Annual Meeting a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of Directors.

Pursuant to the Company’s By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon and present in person or by proxy at the Annual Meeting, unless otherwise provided by Delaware law or by the Certificate of Incorporation or By-Laws of the Company. In voting for such proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against such proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of April 4, 2005, unless otherwise indicated, by (i) each Director and nominee for election as a Director of the Company, (ii) each person named in the summary compensation table appearing under the caption “Executive Compensation” below, (iii) each person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, officer or stockholder, as the case may be, except as indicated below. Unless otherwise indicated below, each stockholder named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its respective name. Unless indicated otherwise, the address of each Director, executive officer and person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock is One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock(1)
OCM Principal Opportunities Fund II, L.P. (2)(3) 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	4,613,798	86.1%

Audax Chart, LLC (2)(4) 101 Huntington Avenue Boston, MA 02109	4,613,798	86.1%

Van Kampen Senior Loan Fund (2)(5) One Parkview Plaza Van Kampen Investment, Inc. Oakbrook Terrace, IL 60181	4,613,798	86.1%

Carl Marks Strategic Investments, LP (2)(6) 135 East 57th Street New York, NY 10022	4,613,798	86.1%

Carl Marks Strategic Investments III, LP (2)(6) 135 East 57th Street New York, NY 10022	4,613,798	86.1%

Merrill Lynch, Pierce, Fenner & Smith Incorporated (2)(7) 4 World Financial Center 250 Vesey Street, 16th Floor New York, NY 10080	4,613,798	86.1%

KZH Sterling LLC (2)(8) 4 Metro Tech Center–10th Floor Brooklyn, NY 11245	4,613,798	86.1%

KZH CypressTree-1 LLC (2)(8) 4 Metro Tech Center–10th Floor Brooklyn, NY 11245	4,613,798	86.1%

GE Capital CFE, Inc. (9) 201 High Ridge Road Stamford, CT 06927	362,016	6.8%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock(1)

William T. Allen (10)	—	*

Oliver C. Ewald (11)	—	*

Michael P. Harmon (12)	—	*

Arthur S. Holmes (13)	153,933	2.8%

John F. McGovern (14)	—	*

Geoffrey S. Rehnert (2)(4)(15)	4,613,798	86.1%

Samuel F. Thomas (16)	79,722	1.5%

Michael F. Biehl (17)	7,000	*

Charles R. Lovett (18)	6,054	*

All Directors and executive officers as a group (9 persons)	4,860,507	88.3%

*	Less than one percent.

(1)	In accordance with the rules of the Securities and Exchange Commission (the “Commission”), each beneficial owner’s holdings have been calculated assuming full exercise of outstanding options or warrants covering Common Stock exercisable by such owner within 60 days after April 4, 2005, but no exercise of outstanding options, warrants or other convertible securities covering Common Stock held by any other person.

(2)	On July 8, 2003, Chart Industries, Inc. (“Old Chart”) and certain of its U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On September 15, 2003 (the “Consummation Date”), the Company and those subsidiaries emerged from Chapter 11 proceedings pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003 (the “Reorganization Plan”), which the Bankruptcy Court confirmed by an order (the “Confirmation Order”) entered on September 4, 2003.

Pursuant to the Reorganization Plan, on the Consummation Date, the claims of Audax Chart, LLC (“Audax Chart”), OCM Principal Opportunities Fund II, L.P. (“OCM Fund”) and other senior lenders (“Senior Lenders”) under Old Chart’s senior credit facilities (the “Old Chart Senior Credit Facilities”) were satisfied in exchange for the restructuring of the Old Chart Senior Credit Facilities into a new term loan of the Company and the issuance to Audax Chart, OCM Fund and the other Senior Lenders of shares of Common Stock of the Company. In connection with the issuance of Common Stock, Audax Chart, OCM Fund and certain other Senior Lenders entered into an Investor Rights Agreement, dated September 15, 2003, with the Company (the “Investor Rights Agreement”).

Under Commission rules, certain terms and conditions contained in the Investor Rights Agreement could be deemed to make Audax Chart, OCM Fund and the other Senior Lenders members of a group (the “Investor Rights Group”), and to cause Audax Chart, OCM Fund and the other members of the Investor Rights Group to beneficially own, for purposes of Commission rules, any equity securities of the Company that the other members of the Investor Rights Group own.

By virtue of being a member of the Investor Rights Group, the stockholder may, to the Company’s knowledge, be deemed to be the beneficial owner of 4,613,798 shares of Common Stock collectively held by the Investor Rights Group.

(3)	Based solely on a review of the Schedule 13D/A filed on October 6, 2004 and Rule 144 sale information for members of the Investor Rights Group available to the Company, OCM Fund shares voting power over 4,613,798 shares of Common Stock with the other members of the Investor Rights Group and dispositive power over 2,463,638 shares with OakTree Capital Management, LLC, a California limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Oaktree”), in its capacity as the general partner of OCM Fund. Each of OCM Fund and Oaktree disclaims beneficial ownership of the shares of Common Stock owned by each member of the Investor Rights Group other than OCM Fund.

(4)	Based solely on a review of the Schedule 13D/A filed on October 6, 2004 and Rule 144 sale information for members of the Investor Rights Group available to the Company, by virtue of its being the record owner of 1,032,992 shares of Common Stock, Audax Chart shares voting power over 4,613,798 shares of Common Stock with the other members of the Investor Rights Group and dispositive power over 1,032,992 shares of Common Stock with each of: Audax Private Equity Fund, L.P., a Delaware limited partnership (“Audax Fund”), by virtue of its status as sole managing member of Audax Chart; Audax Private Equity Business, L.L.C. a Delaware limited partnership (“Audax Business LLC”), by virtue of its status as general partner of Audax Fund; Audax Private Equity Business, L.P., a Delaware limited partnership (“Audax Business LP”), by virtue of its status as the sole managing member of Audax Business LLC; Audax Holdings I, L.L.C., a Delaware limited partnership (“Audax Holdings”), by virtue of its status as general partner of Audax Business LP; Audax Group, L.P., a Delaware limited partnership (“Audax Group”), by virtue of its status as sole managing member of Audax Holdings; 101 Huntington Holdings, L.L.C., a Delaware limited liability company (“Huntington”), by virtue of its status as general partner of Audax Group; Marc B. Wolpow, by virtue of his status as a managing member of Huntington; Geoffrey S. Rehnert, by virtue of his status as a managing member of Huntington; and Audax Management Company, LLC, a Delaware limited liability company (“Audax Management”) by virtue of the irrevocable proxy given Audax Management by OCM Fund. Messrs. Wolpow and Rehnert are Co-CEOs of Huntington. Each of Audax Chart, Audax Fund, Audax Business LLC, Audax Business LP, Audax Holdings, Audax Group, Huntington, Messrs. Wolpow and Rehnert and Audax Management disclaims beneficial ownership of the shares of Common Stock owned by each of the members of the Investor Rights Group other than Audax Chart.

(5)	On September 15, 2003, Van Kampen Senior Loan Fund formerly known as Van Kampen Prime Rate Income Trust (“Van Kampen”) was issued 345,454 shares of Common Stock. Based on a review of the Form 144 filed with the Commission on November 11, 2004 and as reported to the Company by representatives of Van Kampen, an aggregate of 25,000 shares of Common Stock have been sold by Van Kampen.

(6)	Based solely on a review of the Schedule 13G filed on September 25, 2003, Carl Marks Strategic Investments, L.P. (“CMSI”) and Carl Marks Strategic Investments, III, L.P. (“CMSIIII”) own an aggregate of 341,450 shares of Common Stock. Such shares may be deemed to be beneficially owned (i) indirectly by Carl Marks Management Company, L.P. (“CMMC”) as general partner of CMSI and CMSIIII, and (ii) indirectly on a shared basis by Andrew M. Boas, Robert C. Ruocco and James F. Wilson, who as general partners of CMMC, the general partner of CMSI and CMSIIII, share the power to direct the vote or disposition of such securities. Each of CMSI, CMSIIII, CMMC, and Messrs. Boas, Ruocco and Wilson are referred to herein as a “CMSI Reporting Person.” Each CMSI Reporting Person disclaims beneficial ownership of the shares of Common Stock owned by each member of the Investor Rights Group other than CMSI and CMSIIII and disclaims any assertion or presumption that such CMSI Reporting Person and the other parties to the Investor Rights Agreement constitute a “group.”

(7)	Based solely on a review of the Schedule 13D filed on February 17, 2004 and the information described in footnote (3) above, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co., collectively, are the direct beneficial owners of 225,588 shares of Common Stock with sole dispositive power over such shares, subject to the terms of the Investor Rights Agreement, and has shared voting power over 4,613,798 shares of Common Stock with the other members of the Investor Rights Group.

(8)	On September 15, 2003, KZH Sterling LLC (“KZH Sterling”) and KZH CypressTree-1 LLC (“KZH CypressTree”) were issued 183,184 and 91,592 shares of Common Stock. Based on a review of the Forms 144 filed with the Commission on March 15, 2005 and as reported to the Company by representatives of KZH Sterling and KZH CypressTree, as of April 4, 2005, an aggregate of 45,100 shares of Common Stock have been sold by KZH Sterling and KZH CypressTree.

(9)	Based solely on a review of the Schedule 13G filed on September 25, 2003, GE Capital CFE, Inc. is the record holder and has sole voting and dispositive power with respect to 362,016 shares of Common Stock. General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company disclaim beneficial ownership of all such shares.

(10)	William T. Allen has served as a Director since September 2003 and is a nominee for Director.

(11)	Oliver C. Ewald has served as a Director since February 2004 and is a nominee for Director.

(12)	Michael P. Harmon has served as a Director since September 2003 and is a nominee for Director.

(13)	Arthur S. Holmes retired as Chairman and Chief Executive Officer of the Company in 2003. He remains a Director of the Company. Mr. Holmes’ beneficial share ownership is comprised of 78,198 shares over which Mr. Holmes has sole voting and dispositive power and 75,735 shares over which Mr. Holmes has shared voting and dispositive power. The shares over which Mr. Holmes has sole voting and dispositive power are comprised of: (i) 37,988 shares of Common Stock held by the Arthur S. Holmes Trust; (ii) warrants to purchase 39,987 shares of Common Stock held by the Arthur Holmes Trust; and (iii) 223 shares of Common Stock held by an individual retirement account. The shares over which Mr. Holmes has shared voting and dispositive power are comprised of: (i) 36,848 shares of Common Stock owned by his spouse through the Christine H. Holmes Trust; (ii) warrants to purchase 38,787 shares of Common Stock held by the Christine H. Holmes Trust; and (iii) warrants to purchase 100 shares of Common Stock held by The Rock Foundation, of which Mr. Holmes and his spouse serve as trustees.

(14)	John F. McGovern has served as a Director since October 2004 and is a nominee for Director.

(15)	Geoffrey S. Rehnert has served as a Director since March 2005 and is a nominee for Director.

(16)	Samuel F. Thomas is the Chief Executive Officer and President of the Company and is a nominee for Director. Mr. Thomas joined the Company on October 6, 2003 as Chief Executive Officer and President and became a Director on that date. Mr. Thomas’ beneficial share ownership is comprised of 28,797 shares of Common Stock, and a stock option exercisable to purchase 50,925 shares of Common Stock within 60 days after April 4, 2005.

(17)	Michael F. Biehl is the Chief Financial Officer and Treasurer of the Company. Mr. Biehl’s share ownership is comprised of a stock option exercisable to purchase 7,000 shares of Common Stock exercisable within 60 days after April 4, 2005.

(18)	Charles R. Lovett is Vice President-Manufacturing of the Company. Mr. Lovett’s share ownership is comprised of: (i) 65 shares of Common Stock held by Mr. Lovett; (ii) a stock option exercisable to purchase 5,750 shares of Common Stock within 60 days after April 4, 2005; (iii) 171 shares of Common Stock held by his 401(k) Plan account; and (iv) warrants to purchase 68 shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 about the Common Stock that may be issued upon the exercise of options, warrants and rights granted under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	-0-	(2)	$-0-	(2)	-0-	(2)
Equity compensation plans not approved by security holders (3)	479,701	(3)	$18.28		75,002	(3)
Total	479,701		$18.28		75,002

(1)	No equity compensation plan has been approved by security holders of the Company.

(2)	Pursuant to the Reorganization Plan and Confirmation Order, as described in footnote 2 to “Stock Ownership of Principal Holders and Management”, all options, warrants and rights of the Company outstanding prior to September 15, 2003 were cancelled as of September 15, 2003.

(3)	This amount is comprised of: (i) 467,701 shares of Common Stock subject to outstanding options under the Company’s 2004 Stock Option and Incentive Plan, which was approved by the Board of Directors on February 12, 2004 and provides for the award of stock options to key employees of the Company; and (ii) 12,000 shares of Common Stock subject to outstanding options under the Company’s 2004 Stock Option Plan for Outside Directors, which was approved by the Board of Directors on October 20, 2004 and provides for the grant of stock options to non-employee Directors of the Company. As of December 31, 2004, 27,002 shares of Common Stock remained available for issuance under the 2004 Stock Option and Incentive Plan and 48,000 shares of Common Stock remained available for issuance under the 2004 Stock Option Plan for Outside Directors.

ELECTION OF DIRECTORS

The Company’s Board of Directors consists of seven Directors with the term of office of six Directors expiring each year and the term of office of one Director expiring upon the earlier of (i) the first meeting of stockholders held for the election of Directors or (ii) written consent of stockholders taken for the election of Directors, in each case held or taken after September 15, 2005. The Board of Directors has nominated Messrs. William T. Allen, Oliver C. Ewald, Michael P. Harmon, John F. McGovern, Geoffrey S. Rehnert and Samuel F. Thomas to stand for re-election as Directors at the Annual Meeting.

Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of Messrs. William T. Allen, Oliver C. Ewald, Michael P. Harmon, John F. McGovern, Geoffrey S. Rehnert and Samuel F. Thomas as Directors of the Company for a one-year term until the Annual Meeting in 2006 and until each of their respective successors has been elected and qualified. In the event of the death or inability to act of the nominees, the proxies will be voted for the election as a Director of such other persons as required by the Investor Rights Agreement, dated September 15, 2003 (the “Investor Rights Agreement”), between the Company and Audax Chart, LLC (“Audax Chart”), OCM Principal Opportunities Fund II, L.P. (“OCM Fund”) and certain other senior lenders (“Senior Lenders”) who were party to the Company’s pre-bankruptcy senior credit facilities that were restructured pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003 (the “Reorganization Plan”), confirmed by the United States Bankruptcy Court for the District of Delaware on September 4, 2003 (the “Confirmation Order”). The Board of Directors has no reason, however, to anticipate that the death or inability of a nominee to act will occur. In no event will the accompanying proxy be voted for more than six nominees or for persons other than William T. Allen, Oliver C. Ewald, Michael P. Harmon, John F. McGovern, Geoffrey S. Rehnert and Samuel F. Thomas and any such substitute nominees for them.

Nominees Proposed by the Board of Directors

for Election for a One-Year Term Ending in 2006

Name	Age	Employment or Principal Occupation and History
WILLIAM T. ALLEN	48	Director

		Mr. Allen has served as a Director of the Company since September 2003. Mr. Allen is the President of Allen Partners, Inc., a contracted operating partner to Oaktree Capital Management, LLC. Prior to joining Allen Partners, Inc., Mr. Allen had previously been employed as Managing Director with the turnaround and crisis management firm, TRG since 2001. Prior to joining TRG, Mr. Allen had previously been interim CEO of Apollo Packaging, Inc., a cosmetic packaging firm and a subsidiary of Applied Tech Products, Inc., since 2000. Previously he served as CEO of a General Electric joint venture in Mexico and CEO of Precision Tool, Die, and Machine Co. Inc. in Louisville, Kentucky. Mr. Allen was also President and CEO of Aerovox de Mexico, an electrolytic and electrostatic capacitor manufacturer, and has held senior management positions with Emerson Electric Co. and Dresser Industries, Inc. Mr. Allen received a degree from Roger Williams College in Civil Engineering.

Name	Age	Employment or Principal Occupation and History
OLIVER C. EWALD	35	Director

		Mr. Ewald was appointed as a Director of the Company in February 2004. Mr. Ewald is a Principal of Audax Group, a private investment management firm with over $1 billion in assets under management that specializes in managing equity and debt funds for investment in middle market companies at various stages of business growth, which he joined in 2000. Previously, Mr. Ewald worked as a Case Team Leader in Bain & Company’s LBO Group, where he advised private equity clients on strategic due diligence issues. Mr. Ewald joined Bain in 1998. Mr. Ewald also worked as a Manager in the Corporate Audit Staff at General Electric. Mr. Ewald received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from Cornell University. He currently serves on the Company’s Executive Committee, Audit Committee and Compensation Committee.

MICHAEL P. HARMON	36	Director

		Mr. Harmon has served as a Director of the Company since September 2003. He is a Managing Director in the private equity group of Oaktree Capital Management, LLC, a private investment management firm that specializes in inefficient markets and alternative investments, which he joined in 1997. Previously, Mr. Harmon served as a senior consultant in the management consulting group of Price Waterhouse. Prior to that, he was an analyst in the distressed credits group at Society Corporation. Mr. Harmon holds a B.A. degree in Economics from McGill University, and an M.B.A. from Harvard Business School. Mr. Harmon serves on the boards of APW Ltd., Cebridge Connections, LLC, HydroChem Industrial Services, Inc., Infrasource Services, Inc. and Wright Line, LLC. He currently serves on the Company’s Executive Committee, Audit Committee and Compensation Committee.

JOHN F. MCGOVERN	58	Director

Mr. McGovern was appointed as a Director in the Company in October 2004. Mr. McGovern is the Founder and a partner of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, Georgia, since 1999. Prior to joining Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981-1999, including Executive Vice President/Chief Financial Officer from 1994-1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as director of Payless Shoesource, Inc., Genetek, Inc., Maxim Crane Works and Mark IV Industries, and as Trustee, Treasurer for the Board of Trustees and Chairman of the Finance and Audit Committees for the Morehouse School of Medicine. Mr. McGovern was formerly a director of Golden Bear, Inc., Seabulk International, Inc. and Forest2Market (a privately held company). Mr. McGovern served as a director and officer of ChannelLinx, Inc., which filed for bankruptcy protection subsequent to his resignation. Mr. McGovern is a graduate of

Name	Age	Employment or Principal Occupation and History
		Fordham University and holds a B.S. in Economics. He currently serves as Chairman of the Company’s Audit Committee and as a member of the Compensation Committee.

GEOFFREY S. REHNERT	47	Director

		Mr. Rehnert was appointed as a Director of the Company in March 2005 and previously served as a Director of the Company from September 15, 2003 to February 12, 2004. Mr. Rehnert is Co-founder and Co-CEO of Audax Group, a private investment management firm with over $1 billion in assets under management that specializes in managing equity and debt funds for investment in middle market companies at various stages of business growth. Since 1999, Mr. Rehnert has shared responsibility for the oversight of Audax Group and all of its associated businesses including the Audax Private Equity Fund, L.P. and a $440 million mezzanine debt fund. Previously, Mr. Rehnert was a Managing Director of Bain Capital, Inc. Mr. Rehnert also worked for Bain and Company and J.P. Morgan and Company, Inc. Mr. Rehnert is a graduate of Duke University and holds a J.D. from Stanford University.

SAMUEL F. THOMAS	53	Chief Executive Officer, President and Director

		Mr. Thomas has been Chief Executive Officer, President and a Director of the Company since October 2003. Prior to joining the Company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd. (“ESAB”), a manufacturer of consumables and equipment for welding and cutting processes and applications, headquartered in London, United Kingdom. In addition to his most recent position at ESAB, Mr. Thomas was responsible for several other divisions within ESAB at various times during his employment. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Mr. Thomas completed the Advanced Management Program at INSEAD in Fontainebleau, France and also holds a BSME degree from the Rensselaer Polytechnic Institute.

Directors Continuing in Office
Name	Age	Employment or Principal Occupation and History
ARTHUR S. HOLMES	64	Director

		Mr. Holmes has served as a Director of the Company since its formation in June 1992. Mr. Holmes was Chairman and Chief Executive Officer of the Company from its formation until he retired as Chairman and Chief Executive Officer in 2003. Mr. Holmes also served as the Company’s President from June 1992 to December 1993 and from July 2002 to September 2003. Prior to the formation of the Company, Mr. Holmes provided management services to the operating companies in which he was co-owner and which became Chart operating units. Mr. Holmes holds a B.S. and an M.S. in Chemical Engineering from the Pennsylvania State University and an M.B.A. from Northeastern University. Mr. Holmes’ term as Director expires upon the first stockholders meeting or consent to elect Directors after September 15, 2005, pursuant to the Confirmation Order.

Board of Directors and Committees

The Board of Directors has three standing Board committees: the Executive Committee, the Audit Committee and the Compensation Committee, the members of each of which are indicated below. During the last fiscal year, the Board of Directors met six times.

Timothy J. White resigned as a Director of the Company effective at close of business on March 23, 2005. As a result of Mr. White’s resignation, a vacancy was created on each of the Executive Committee, the Audit Committee and the Compensation Committee. The Board of Directors unanimously appointed Oliver C. Ewald to fill the vacancies created by Mr. White’s resignation on each of the Executive Committee, the Audit Committee and the Compensation Committee, effective at close of business on March 23, 2005.

The Audit Committee assists the Board of Directors in overseeing the Company’s financial reporting process, the audit and review of its financial statements, its compliance with legal and regulatory requirements and the independence and performance of its independent auditors. The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors. The Board of Directors has adopted an Audit Committee Charter which sets forth the specific functions and responsibilities of the Audit Committee. A copy of the Audit Committee Charter was attached to the Company’s 2004 Proxy Statement as Appendix A, which was filed with the Securities and Exchange Commission (“Commission”) on April 29, 2004. During the last fiscal year, the Audit Committee met three times. The current members of the Audit Committee are John F. McGovern, Michael P. Harmon and Oliver C. Ewald. Mr. McGovern, who is the Chairman of the Audit Committee, is the only member of the Audit Committee who is independent under the listing standards of the NASDAQ Stock Market. The Board of Directors has determined that Mr. McGovern is an audit committee financial expert under the Commission’s rules and regulations.

The Executive Committee is authorized to exercise all the power and authority of the Board of Directors in the interim periods between meetings of the Board of Directors. During the last fiscal year, the Executive Committee met seven times. The current members of the Executive Committee are Michael P. Harmon and Oliver C. Ewald.

The Compensation Committee is responsible for the determination of compensation payable to the executive officers and other senior managers of the Company, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, and the administration of the Company’s stock option plans and its employee benefit and executive compensation plans and arrangements. During the last fiscal year, the Compensation Committee met four times. The current members of the Compensation Committee are Oliver C. Ewald, Michael P. Harmon and John F. McGovern.

Each non-employee Director receives a retainer fee of $3,750 per calendar quarter and $2,500 for each Board of Directors meeting attended, along with reimbursement of out-of-pocket expenses incurred in connection with attending such meetings. Non-employee Directors also receive $750 per telephonic Board of Directors meeting. For services as a member of the Compensation Committee or Audit Committee of the Board of Directors, each non-employee Director receives a retainer fee of $1,250 per calendar quarter for each such committee on which the Director serves. In addition, the chairman of the Audit Committee of the Board of Directors receives an additional $500 per calendar quarter as a retainer fee for his service as chairman of the Audit Committee of the Board of Directors. Each non-employee Director receives $500 for any meeting of a committee of the Board of Directors. Samuel F. Thomas does not receive any compensation for serving as a Director. In addition, the Board of Directors generally has granted a stock option to acquire 2,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of grant to each non-employee member of the Board of Directors, pursuant to the Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors, which the Board of Directors adopted on October 20, 2004. See also “Executive Compensation—Certain Agreements.”

Pursuant to the Investor Rights Agreement, Audax Chart and OCM Fund are entitled to each designate two (four in total) out of the seven Directors of the Board of Directors, and the other three remaining Directors are to be (i) the Company’s chief executive officer, (ii) a Director designated by other members of the Senior Lenders group who are parties to the Investor Rights Agreement, who because of certain terms and conditions in the Investor Rights Agreement may be deemed members of a group along with Audax Chart and OCM Fund (the “Investor Rights Group”) and (iii) a person designated by the Company’s pre-bankruptcy Board of Directors until the first meeting (or stockholder consent) pursuant to which Directors are elected after September 15, 2005. The Investor Rights Agreement also provides that the members of the Investor Rights Group must vote in favor of such nominees. In addition, under the Investor Rights Agreement, the members of the Investor Rights Group, other than OCM Fund, have agreed to irrevocably appoint OCM Fund and its managing directors, and OCM Fund has agreed to irrevocably appoint Audax Management Company, LLC, a Delaware limited liability company (“Audax Management”) and its managing member, as such entity’s true and lawful proxy and attorney-in-fact with the full power to vote all of their shares of Common Stock (including, in the case of OCM Fund, the shares it is entitled to vote pursuant to proxy), as shall be necessary to enforce the rights under the Investor Rights Agreement, including with respect to the election of Directors. OCM Fund may exercise the irrevocable proxy granted to it by any member of the Investor Rights Group only at such time as such stockholder fails to comply with the provisions of the Investor Rights Agreement, and Audax Management may exercise the irrevocable proxy granted to it by OCM Fund only at such time as OCM Fund fails to comply with the provisions of the Investor Rights Agreement. As of April 4, 2005, approximately 86% of the outstanding shares of Common Stock of the Company are held by stockholders who are parties to the Investor Rights Agreement.

The Company does not have a standing Nominating Committee. The Board of Directors believes that, given the significant portion of the Company’s outstanding shares subject to the Investor Rights Agreement and provisions of the Investor Rights Agreement with respect to the designation of nominees for Director and the irrevocable proxies given by members of the Investor Rights Group to enforce the provisions of the Investor Rights Agreement, it is appropriate that the Company not have a standing Nominating Committee. Likewise, no Director participates in the consideration of Director nominees as a Director and the Board of Directors has no policy with regard to the consideration of any Director candidates recommended by security holders. The Board of Directors is of the view that no such policy is needed because of the provisions of the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, each of the nominees for Director has been recommended by members of the Investor Rights Group.

Communications with the Board

In order to provide the Company’s equity holders a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications with the Board.

Holders of the Company’s equity securities may communicate with the Executive Committee, Audit Committee or Compensation Committee or with the Directors as a group or any individual Director by sending an email to mark.ludwig@chart-ind.com. The email should specify which of the foregoing is the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by Chart’s Secretary, who will relay all such communications to the appropriate Director or Directors unless he or she determines that such communication:

•	Does not relate to the business or affairs of the Company or the functioning or composition of the Board of Directors or any of its committees; or

•	Relates to routine or insignificant matters that do not warrant the attention of the Board of Directors or its committees.

Director Attendance at Annual Meetings

The policy of the Board of Directors is that all Directors should attend annual meetings of stockholders. All of the Directors attended the 2004 annual meeting of the stockholders held on May 20, 2004.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee’s activities are governed by the Audit Committee Charter, which was attached as Appendix A to the Company’s Proxy Statement dated April 29, 2004.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal control. The Company’s independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. The Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the independent auditors provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors’ independence. The Committee discussed with the independent auditors the auditors’ independence from the Company and its management and considered the compatibility of any non-audit services with the auditors’ independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JOHN F. MCGOVERN (Chairman)

MICHAEL P. HARMON

TIMOTHY J. WHITE

Dated: March 23, 2005

Independent Registered Public Accounting Firm

Ernst & Young LLP has served as independent auditors of the Company and has audited its financial statements since the Company’s formation in 1992. The Audit Committee has not yet recommended to the Board of Directors the independent auditors for 2005.

All auditing and permissible non-audit services provided by the Company’s independent auditor are pre-approved by the Audit Committee in accordance with the Audit Committee Charter. Fees for services rendered by Ernst & Young LLP, the Company’s independent auditors, for each of the last two fiscal years were:

Year	Audit Fees	Audit Related Fees		Tax Fees (2)	All Other Fees (3)
2004	$545,587	$0		$140,631	$2,500
2003	$509,700	$170,500	(1)	$146,500	$285,800

(1)	The nature of the services comprising “audit related fees” includes accounting and auditing general services (primarily related to the Company’s 2003 Chapter 11 filing, subsequent emergence and fresh start accounting), pension audits and Sarbanes-Oxley consultation.

(2)	The nature of the services comprising “tax fees” includes debt restructuring planning, general consulting, tax audit engagement management and review of income tax returns.

(3)	The nature of the services comprising “all other fees” includes consultation in connection with corporate finance projects of the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Audit Committee has adopted a policy under which the Audit Committee Chairman has the authority to pre-approve audit and non-audit services provided by the Company’s independent auditor, provided that the total fees paid by the Company for any single audit service or non-audit service that is pre-approved by the Audit Committee Chairman does not exceed $10,000. In addition, the Company must present to the Audit Committee at each of its scheduled meetings any such audit service or non-audit service that is pre-approved by the Audit Committee Chairman that has not been presented to the Audit Committee previously at a scheduled meeting of the Audit Committee.

None of the services described above was approved by the Audit Committee under the de minimus exception to pre-approval provided in Commission rules.

EXECUTIVE COMPENSATION

The following table shows compensation received by the Company’s Chief Executive Officer and all other executive officers for the fiscal year ended December 31, 2004 as well as their compensation for each of the fiscal years ended December 31, 2003 and 2002.

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation(1)		Number of Securities Underlying Options		All Other Compensation
Samuel F. Thomas (2) Chief Executive Officer and President	2004 2003	$ $	400,000 92,307	$ $	600,000 94,338		$435,123 —	(3)	203,701 —	(4)		$19,595 —	(7)

Michael F. Biehl Chief Financial Officer and Treasurer	2004 2003 2002	$ $ $	205,000 200,000 192,462		$374,167 —	(5) (5)	— — —		28,000 — —	(6)	$ $ $	14,536 14,077 13,522	(7) (7) (7)

Charles R. Lovett (8) Vice President—Manufacturing	2004 2003 2002	$ $ $	168,300 165,000 143,138		$307,450 —	(5) (5)	— — —		23,000 — 29,000	(9) (10)	$ $ $	5,100 4,950 4,743	(7) (7) (7)

(1)	No person listed in the table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(2)	Mr. Thomas became Chief Executive Officer on October 6, 2003.

(3)	On February 26, 2004, Mr. Thomas purchased from the Company 28,797 shares of Common Stock at a price of $13.89 per share. The amount listed as “Other Annual Compensation” for Mr. Thomas for 2004 is equal to the product of the total number of shares purchased and the difference between the price paid to the Company and the closing price of $29.00 per share of Common Stock in the over-the-counter-market on February 26, 2004.

(4)	These options were granted to Mr. Thomas on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan. Twenty-five percent of the shares subject to these options became exercisable on October 6, 2004 and an additional twenty-five percent of the shares will become exercisable on each anniversary of that date subject to the terms and conditions of the 2004 Stock Option and Incentive Plan.

(5)	Of the amounts listed for 2004, $307,500 and $252,450 represent year-end cash bonuses paid to Mr. Biehl and Mr. Lovett, respectively, for the Company’s 2004 fiscal year. The balance of the amounts listed for 2004, $66,667 for Mr. Biehl and $55,000 for Mr. Lovett, represent retention incentives that were paid in March 2004 in lieu of any other cash bonuses for 2003. These retention incentives were paid under retention agreements entered into in 2003 with Mr. Biehl and Mr. Lovett, which required these officers to remain employed with the Company through February 29, 2004 as a condition to payment.

(6)	These options were granted to Mr. Biehl on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan and may be exercised as follows: (i) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 14,000 shares of Common Stock vest in four equal annual installments based on the Company’s satisfaction of certain performance criteria for the fiscal periods ending December 31, 2004, 2005, 2006 and 2007, and (ii) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 14,000 shares of Common Stock vest in four equal installments annually commencing on January 1, 2005.

(7)	Represents amounts contributed by the Company to the listed person’s personal account under the Chart Industries, Inc. 401(k) Investment and Savings Plan.

(8)	Mr. Lovett was promoted to Vice President-Manufacturing on October 1, 2002. Pursuant to Commission rules, the table shows compensation received by Mr. Lovett for the full fiscal year ended December 31, 2002.

(9)	These options were granted to Mr. Lovett on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan and may be exercised as follows: (i) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 11,500 shares of Common Stock vest in four equal annual installments based on the Company’s satisfaction of certain performance criteria for the fiscal periods ending December 31, 2004, 2005, 2006 and 2007 and (ii) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 11,500 shares of Common Stock vest in four equal installments annually commencing on January 1, 2005.

(10)	These options were granted pursuant to the Company’s 1997 Stock Option and Incentive Plan. These options were cancelled pursuant to the Reorganization Plan and Confirmation Order.

Option Grants In Last Fiscal Year

The following table shows information about grants of stock options to purchase Common Stock made during fiscal year 2004 to the persons named in the Summary Compensation Table above.

Option Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)	Market Price on the Date of the Grant (4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
Name						0%(5)	5%(5)	10%(5)
Samuel F. Thomas Chief Executive Officer and President (1)	203,701	43.6%	$13.89	$28.00	3/19/14	$2,874,221	$6,461,396	$11,963,360
Michael F. Biehl Chief Financial Officer and Treasurer (2)	28,000	6.0%	$13.89	$28.00	3/19/14	$395,080	$888,160	$1,644,440
Charles R. Lovett Vice President—Manufacturing (3)	23,000	4.9%	$13.89	$28.00	3/19/14	$324,530	$729,560	$1,350,790

(1)	These options were granted to Mr. Thomas on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan. Twenty-five percent of the shares subject to these options became exercisable on October 6, 2004 and an additional twenty-five percent of the shares will become exercisable on each anniversary of that date subject to the terms and conditions of the 2004 Stock Option and Incentive Plan. The agreement pertaining to these options provides that the options become immediately exercisable in full upon a change in control of the Company, as defined in the agreement.

(2)	These options were granted to Mr. Biehl on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan and may be exercised as follows: (i) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 14,000 shares of Common Stock vest in four equal annual installments based on the Company’s satisfaction of certain performance criteria for the fiscal periods ending December 31, 2004, 2005, 2006 and 2007, and (ii) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 14,000 shares of Common Stock vest in four equal installments annually commencing on January 1, 2005. The agreement pertaining to these options provides that the options become immediately exercisable in full upon a change in control of the Company, as defined in the agreement.

(3)	These options were granted to Mr. Lovett on March 19, 2004 pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan and may be exercised as follows: (i) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 11,500 shares of Common Stock vest in four equal annual installments based on the Company’s satisfaction of certain performance criteria for the fiscal periods ending December 31, 2004, 2005, 2006 and 2007 and (ii) subject to the terms and conditions of the 2004 Stock Option and Incentive Plan, options to purchase up to 11,500 shares of Common Stock vest in four equal installments annually commencing on January 1, 2005. The agreement pertaining to these options provides that the options become immediately exercisable in full upon a change in control of the Company, as defined in the agreement.

(4)	On March 19, 2004, the closing price per share of Common Stock in the over-the-counter-market was $28.00.

(5)	Potential Realizable Value is based on assumed annual growth rates of the market price of the Common Stock from the $28.00 price on the date of grant for the 10-year term of the option. The assumed rates of 0%, 5% and 10% are set by the Commission and are not intended to be a forecast of the Company’s common share price and are not necessarily indicative of the actual values that may be realized by the above executive officers. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

Option Exercises and Fiscal Year-End Values

The following table shows for the persons named in the Summary Compensation Table above information about their exercise of stock options to purchase Common Stock during fiscal year 2004 and their unexercised stock options to purchase Common Stock at December 31, 2004.

Aggregated Option Exercises in 2004

and at Year-End 2004 Option Value

			Number of Securities Underlying Unexercised Options at December 31, 2004(#)		Value of Unexercised In-the-Money Options at December 31, 2004(1)($)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Samuel F. Thomas Chief Executive Officer and President	—	—	50,925	152,776	$1,787,977	$5,363,965

Michael F. Biehl Chief Financial Officer and Treasurer	—	—	—	28,000	—	$983,080

Charles R. Lovett Vice President—Manufacturing	—	—		23,000	—	$807,530

(1)	The “Value of Unexercised In-the-Money Options at December 31, 2004” is based on the difference between the option exercise price and the closing price of $49.00 per share of Common Stock in the over-the-counter-market on December 30, 2004.

Certain Agreements

Effective October 6, 2003, Samuel F. Thomas entered into an employment agreement with the Company, pursuant to which Mr. Thomas is employed as President and Chief Executive Officer of the Company. The agreement, which renews annually unless notice of nonrenewal is given, provides for an annual base salary of not less than $400,000 per year and for Mr. Thomas’ participation in incentive compensation and option programs and other customary employee benefits. The agreement also provides for severance benefits if Mr. Thomas is discharged without cause including certain failures to renew his agreement. If Mr. Thomas is so discharged, the agreement entitles Mr. Thomas to (i) a severance payment equal to the amount of his incremental base salary at the rate then in effect through the date of his discharge, to the extent not previously paid, (ii) a severance payment equal to the amount of his annual base salary at the rate then in effect, which shall be paid in 12 equal monthly installments commencing 30 calendar days after his date of discharge, and (iii) receive any benefits he would have received under the incentive compensation and option programs which have accrued up to and including the date of his discharge. Mr. Thomas’ agreement also contains certain customary confidentiality provisions and non-competition and non-solicitation provisions that are operative during Mr. Thomas’ employment with the Company and for one year after termination of employment.

In December 2003, Arthur S. Holmes, who previously served as Chairman and Chief Executive Officer of the Company, entered into an agreement of separation, release and non-competition with the Company pursuant to which Mr. Holmes retired under circumstances entitling him to severance from his position as Chairman and Chief Executive Officer of the Company effective September 15, 2003, and resigned from his employment with the Company effective November 28, 2003. The agreement provided for lump sum payments of (i) $784,141, less applicable payroll taxes and withholdings, and (ii) $514,000 as consideration paid for the continuation of covenants regarding non-competition, non-solicitation and confidentiality and for his agreement to make himself available for assistance reasonably required by the Company through March 15, 2004. Additionally, the agreement provides for the payment of Mr. Holmes’ reasonable professional fees and expenses in connection with the agreement, in an aggregate amount not to exceed $50,000, provision of Directors & Officer Liability Insurance, use of office equipment through January 30, 2006 and use (at Mr. Holmes’ expense) of an automobile leased by the Company through January 30, 2006. The agreement also provides for continued health, dental, vision, and group life insurance benefits until January 30, 2006. The agreement also affirms customary non-competition, non-solicitation and confidentiality obligations of Mr. Holmes included in his employment agreement and provided for a customary release by Mr. Holmes of claims he may have against the Company.

In October 2002, Michael F. Biehl entered into an employment agreement in connection with his employment with the Company as Chief Financial Officer and Treasurer. Mr. Biehl’s employment agreement, which extends on each anniversary of its execution date unless terminated 60 days prior to such anniversary, provides for an annual base salary of at least $200,000 per year (subject to annual review and discretionary increase) and for Mr. Biehl’s participation in incentive compensation and option programs and other customary employee benefits established by the Company for its corporate officers. The agreement also provides for severance benefits if Mr. Biehl is discharged without cause. If Mr. Biehl is discharged without cause, the agreement entitles Mr. Biehl to (i) a severance payment, to be paid within

30 days from the termination date, equal to one year’s base salary and (ii) continued participation in medical, dental and vision benefits for one year, to the extent and level of participation immediately prior to termination. In addition, if Mr. Biehl’s employment is terminated without cause (x) within six months after a change in control of the Company, or (y) after or immediately before the Company enters into a definitive agreement with a third party resulting in a change in control, Mr. Biehl will be entitled to continued payment of his then current base salary and continued participation in medical, dental and vision benefits to the extent and level of participation immediately prior to termination until the second anniversary of such termination.

On January 26, 2005, the Compensation Committee adopted the Chart Industries, Inc. 2005 Employee Incentive Compensation Plan (the “2005 Incentive Plan”) for the Company’s 2005 fiscal year. In connection with its adoption of the 2005 Incentive Plan, the Compensation Committee determined that Messrs. Thomas, Biehl and Lovett are eligible to participate in the 2005 Incentive Plan. The 2005 financial target approved by the Compensation Committee as it relates to these executive officers is the Company’s achievement of a specified amount (the “Year-End Target”) of consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs, subject to certain adjustments (“EBITDAR”), for fiscal 2005. The potential 2005 cash bonus amounts payable under the 2005 Incentive Plan approved by the Compensation Committee are based on percentages of the 2005 base salaries of Messrs. Thomas, Biehl and Lovett, which are $400,000, $213,200 and $173,349, respectively.

Under the 2005 Incentive Plan, Messrs. Thomas, Biehl and Lovett could receive 2005 cash bonuses equal to 100% of their respective 2005 base salaries, if the Company achieves the Year-End Target EBITDAR for fiscal 2005. Messrs. Thomas, Biehl and Lovett could receive 2005 cash bonuses equal to 150% of their respective 2005 base salaries, if the Company exceeds the Year-End Target EBITDAR for fiscal 2005 by approximately 11% or more. Messrs. Thomas, Biehl and Lovett will not receive any 2005 bonuses if the Company falls short of the Year-End Target EBITDAR by approximately 19% or more, unless a minimum cash bonus is earned under the terms disclosed below. Subject to any such minimum bonus, each executive officer will receive a graduated 2005 cash bonus payout based on his 2005 base salary for the Company’s achievement of between approximately 81% and 111% of the Year-End Target EBITDAR. Each executive officer must be employed by the Company at the end of 2005 to be eligible for a bonus payment under the 2005 Incentive Plan, except in the case of an earned minimum cash bonus where the executive officer has been involuntarily terminated from employ with the Company.

In addition to approving the Year-End Target, on January 26, 2005 the Compensation Committee approved a mid-year target related to the 2005 Incentive Plan for certain plan participants including Messrs. Thomas, Biehl and Lovett, which is the Company’s achievement of a specified amount (the “Mid-Year Target”) of consolidated EBITDAR for the first half of fiscal 2005. If the Company achieves or exceeds the Mid-Year Target EBITDAR for the first half of fiscal 2005, Messrs. Thomas, Biehl and Lovett will earn a minimum cash bonus under the 2005 Incentive Plan equal to 50% of their respective 2005 base salaries, which cannot be reduced based on subsequent Company financial performance in 2005 and will be paid as part of and at the same time as payments of cash bonuses under the 2005 Incentive Plan generally. If the Mid-Year Target EBITDAR is not achieved, no minimum cash bonus payment would be earned for 2005.

Compensation Committee Report on Executive Compensation

General

The following report of the Compensation Committee describes the philosophy, objectives and components of the Company’s executive officer compensation programs for 2004 and discusses the determinations concerning the compensation for the Chief Executive Officer for 2004.

The Compensation Committee is responsible for determining the compensation payable to the executive officers and other senior managers of the Company and administering related programs. The Compensation Committee makes grants, awards, and other determinations regarding executive officer compensation. Mr. Allen was a member of the Compensation Committee until October 20, 2004 and Mr. White was a member of the Compensation Committee until he resigned from the Board of Directors on March 23, 2005. The current members of the Compensation Committee are Messrs. Ewald, Harmon and McGovern. Mr. Ewald became a member of the Compensation Committee on March 23, 2005 and did not participate in Compensation Committee deliberations concerning 2004 executive officer compensation.

Compensation Philosophy

In reviewing and overseeing the Company’s compensation programs for the executive officers, the Compensation Committee adheres to a compensation philosophy of providing executive compensation programs that:

•	attract and retain key executives crucial to the creation of stockholder value;

•	relate to the achievement of operational and strategic objectives; and

•	are commensurate with each executive’s performance, experience and responsibilities.

In making its determinations concerning base salaries, incentive compensation and awards under other compensation plans, the Committee considers factors such as the financial and operational performance of the Company during the prior year, the Company’s success in achieving strategic objectives, the Company’s strategic challenges and goals, the current market conditions affecting the Company’s business, the general business environment and its assessment of the contributions of the individual executive to the Company’s performance and achievement of its strategic objectives. The Committee’s overall executive officer compensation philosophy emphasizes performance-based compensation, with incentive compensation awards and the vesting of a portion of stock option grants based on the Company’s achievement of financial targets.

Compensation Program

As a means of implementing this compensation philosophy, the Company’s compensation program for executive officers consists of the following primary elements: base salary; participation in the Company’s discretionary incentive program; and participation in the Company’s management stock option plan. These particular elements are explained further below.

Base Salary—The Compensation Committee determines base salaries by evaluating each executive officer’s experience and responsibilities, the executive’s individual past performance and the executive’s expected future contributions, as well as the competitive environment for executive talent and the financial condition and operational performance of the Company. Based on a review of executive officer compensation reported in publicly filed documents of the companies comprising the peer group index for performance graph purposes (“Peer Group”), as well as other industry data for similar situated companies in the industrial and manufacturing sectors, the Committee believes that the salary levels for the Company’s executive officers are typically in the range of average salary levels of this group.

Discretionary Incentive Program—The Company historically has maintained a cash bonus plan administered by the Compensation Committee. The purpose of the bonus plan is to provide an incentive to key employees to enhance stockholder value. The Compensation Committee historically determines which key employees of the Company are eligible to participate in the cash bonus plan for a fiscal period, establishes specific performance targets to be achieved during that fiscal period and approves specific bonus amounts under the plan, which are tied to the targets. The actual bonuses payable under the cash bonus plan for a fiscal period, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the target approved by the Compensation Committee.

The Compensation Committee approved a cash bonus plan for certain key employees of the Company and its operating units for fiscal 2004 (the “2004 Bonus Plan”). As the 2004 financial target for executive officers, the Compensation Committee established the Company’s achievement of a specified amount (the “Year-End Target”) of consolidated EBITDAR for fiscal 2004. The Compensation Committee also determined that the potential 2004 cash bonus amounts, if any, that would be payable to executive officers under the 2004 Bonus Plan would be based on percentages of their 2004 base salaries.

Under the 2004 Bonus Plan, executive officers had the opportunity to receive 2004 cash bonuses equal to 100% of their respective 2004 base salaries, if the Company achieved the Year-End Target EBITDAR for fiscal 2004. Further, executive officers had the opportunity to receive 2004 cash bonuses equal to 150% of their respective 2004 base salaries, if the Company exceeded the Year-End Target EBITDAR for fiscal 2004 by approximately 6% or more. On the other hand, executive officers would not receive any 2004 bonuses if the Company fell short of the Year-End Target EBITDAR by approximately 12% or more. Each executive officer would receive a graduated 2004 cash bonus based on his 2004 base salary for the Company’s achievement of between approximately 88% and 106% of the Year-End Target EBITDAR.

Stock Option Awards—The Company maintains its 2004 Stock Option and Incentive Plan (the “Management Option Plan”) to provide long-term incentives to its key employees,

including executive officers. Under the Management Option Plan, 494,703 shares of Common Stock are authorized for issuance. During 2004, the Compensation Committee and the Board of Directors collectively approved grants of stock options to acquire 467,701 shares of Common Stock, in the aggregate, under the Management Option Plan to certain key employees that were not forfeited during the year, including options to acquire an aggregate of 254,701 shares granted to executive officers. The balance of the shares under the Management Option Plan remain available for future option grants.

The original stock option grants made under the Management Option Plan in March 2004, including all option grants to the executive officers, were awarded at an exercise price of $13.89, below the market price of the Common Stock on the date of grant. These were the first stock option grants made to any employees following the Company’s 2003 emergence from bankruptcy. The Compensation Committee determined this exercise price based on the reorganization value of the Company, as determined by an outside firm’s independent valuation, in the Company’s 2003 Chapter 11 proceedings. All subsequent stock option grants under the Management Option Plan have been made at the market price of the Common Stock on the date of grant.

The Company relies upon long-term incentives through stock option grants as an integral part of its executive officer compensation program. The Compensation Committee believes that stock option grants are instrumental in promoting the alignment of long-term interests between the Company’s executive officers and stockholders because the executives realize gains as the stock price increases. The options awarded to executive officers and other employees, other than the Chief Executive Officer, vest in part based on the employee’s continued service over a period of four years and in part based on the Company’s realization of financial targets on an annual basis over a period of four years. The Compensation Committee believes that stock options awarded under these vesting conditions help to ensure the continued service of executive officers and align more closely executive performance and stockholder value, providing executives with short-term incentives to achieve superior financial performance and longer-term incentives to attain higher prices for the Common Stock.

2004 Executive Officer Compensation Decisions

Base Salary.    The base salaries provided to executive officers for 2004 were established by the Compensation Committee in accordance with the compensation philosophy and program discussed above. The Compensation Committee made individual salary adjustments in 2004 with respect to the base salaries of Mr. Biehl and Mr. Lovett. Mr. Biehl’s base salary for 2004 was $205,000, which represented a 2.5% increase from his base salary in 2003. Mr. Lovett’s base salary for 2004 was $168,300, which reflected a 2.0% increase from his base salary in 2003.

Bonuses.    Bonuses for 2004 were awarded under the 2004 Bonus Plan described above. The Compensation Committee determined that the Company exceeded the Year-End Target EBITDAR for fiscal 2004 by more than 106%. Accordingly, the Compensation Committee approved 2004 cash bonus payments to each of the executive officers equal to 150% of their respective 2004 base salaries for an aggregate 2004 bonus payout to executive officers as a group of $1,159,950 under the 2004 Bonus Plan. The Compensation Committee approved 2004 cash bonuses to Mr. Biehl and Mr. Lovett equal to $307,500 and $252,450, respectively.

Stock Options.    In March 2004, the Company awarded stock options to the executive officers at an exercise price of $13.89 per share under the Management Option Plan as described above. Mr. Biehl and Mr. Lovett were granted stock options to acquire 14,000 and 11,500 shares of Common Stock, respectively, under the Management Option Plan, which vest in four equal installments based on continued service through January 1, 2005, 2006, 2007 and 2008. Additionally, Mr. Biehl and Mr. Lovett were granted stock options to acquire 14,000 and 11,500 shares of Common Stock, respectively, which vest in four equal installments based on the Company’s satisfaction of certain financial performance criteria for fiscal periods ending December 31, 2004, 2005, 2006 and 2007. On March 23, 2005, it was determined that the Company met the financial performance criteria for the fiscal period ended December 31, 2004, resulting in vesting of the stock options as to 3,500 shares for Mr. Biehl and 2,875 shares for Mr. Lovett.

2003 Retention Plan Payments

In connection with the Company’s 2003 financial restructuring, in February 2003 the Compensation Committee determined that it was necessary to adopt a retention bonus incentive plan in order to ensure the continuity of management during a period of financial uncertainty for the Company. Participants in this retention plan were eligible for a bonus if they remained employed by the Company through February 29, 2004, or if they were terminated without cause before February 29, 2004. Participants in both the retention plan and the Company’s regular 2003 cash bonus program would only receive payments under the program providing the greater payment. Pursuant to this retention plan, the Committee approved retention agreements with each of Mr. Biehl and Mr. Lovett. These agreements provided for incentive payments of at least $66,667 for Mr. Biehl and $55,000 for Mr. Lovett, provided each remained employed by the Company through February 29, 2004. Both Messrs. Biehl and Lovett were paid these retention incentives in March 2004 in lieu of any other cash bonus for 2003.

2004 Compensation for the Chief Executive Officer

The Compensation Committee determines the base salary of Samuel F. Thomas, the Company’s Chief Executive Officer, by evaluating Mr. Thomas’ experience and responsibilities, day-to-day workload, individual past performance and expected future contributions to the Company, the financial and operational performance of the Company, other forms of compensation offered to Mr. Thomas and publicly available information about the compensation of the chief executive officers of similarly situated companies. In determining Mr. Thomas’ 2004 base salary, the Compensation Committee also considered, in particular, Mr. Thomas’ leadership and performance following the Company’s reorganization and the strategic challenges facing the Company.

Based on these factors, the Compensation Committee determined that it was appropriate to maintain Mr. Thomas’ base salary rate at $400,000 for 2004. Based on a review of chief executive officer compensation reported in publicly filed documents of the Peer Group, as well as other industry data for similar situated companies in the industrial and manufacturing sectors, the Committee believes that the Mr. Thomas’ base salary compensation is comparable to that of the majority of those persons serving as chief executive officer of the companies comprising this group.

Mr. Thomas participated in the 2004 Bonus Plan, which is discussed above. As a result of the Company exceeding the financial targets for fiscal 2004 set by the Compensation Committee by more than 106%, the Compensation Committee approved a 2004 cash bonus to Mr. Thomas equal to $600,000, which represents 150% of his 2004 base salary.

Mr. Thomas also received during 2004 a grant of 203,701 stock options under the Management Option Plan. These options have an exercise price of $13.89 per share and vest in equal annual installments over a four year period based on Mr. Thomas’ continued service. In addition, the Compensation Committee approved Mr. Thomas’s purchase directly from the Company of 28,791 shares of Common Stock, at a price of $13.89 per share, in February 2004. The Compensation Committee determined the exercise price of Mr. Thomas’ stock options and purchase price for the stock purchase based on the reorganization value of the Company, as determined by an outside firm’s independent valuation, in the Company’s 2003 Chapter 11 proceedings. The Compensation Committee determined that this option vesting schedule, this option exercise price and these stock purchase rights, all of which were provided for under the terms of Mr. Thomas’ original 2003 employment agreement, were necessary to attract a new and qualified Chief Executive Officer promptly in 2003 in order to move forward with the Company’s operational and strategic development following its emergence from bankruptcy.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of base salary, incentive bonus and the purchase of Common Stock for less than market price has caused, with respect to 2004, the $1 million limit to be exceeded with respect to the Chief Executive Officer, and together with other elements of taxable compensation may cause in 2005 the $1 million limit to be exceeded with respect to one or more of the executive officers. Accordingly, the Company expects that a portion of the payments to the Chief Executive Officer for 2004 will not be deductible and it is possible that some portion of the payments to executive officers for 2005 may not be deductible. The Company believes that it is important to maintain compensation programs that are competitive and motivate executives regardless of the deductibility of these payments under the Internal Revenue Code.

COMPENSATION COMMITTEE(1)

WILLIAM T. ALLEN

MICHAEL P. HARMON

JOHN F. MCGOVERN

(1)	See discussion within the report under the caption “General” concerning the composition of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William T. Allen, who served on the Compensation Committee through October 20, 2004, was appointed as the Chief Restructuring Officer of the Company on May 22, 2003. On September 15, 2003 (the “Consummation Date”), the Company and certain U.S. subsidiaries emerged from bankruptcy proceedings under the Reorganization Plan and Confirmation Order. On the Consummation Date, Mr. Allen assumed the position of interim Chief Executive Officer of the Company and was appointed as a Director. Mr. Allen’s term as interim Chief Executive Officer ended on October 6, 2003 when the Board of Directors appointed Samuel F. Thomas as Chief Executive Officer of the Company. Mr. Allen continued to serve as the Company’s Chief Restructuring Officer until he resigned from that office on December 1, 2003.

Michael P. Harmon, who currently serves on the Compensation Committee, is a Managing Director of Oaktree Capital Management, LLC, a California limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Oaktree”) and the general partner of OCM Fund. OCM Fund is the direct owner of 2,463,638 shares of Common Stock.

Oliver C. Ewald, who currently serves on the Compensation Committee, is a Principal at Audax Group, L.P., a Delaware limited partnership (“Audax Group”) and an affiliate of Audax Chart. Timothy J. White, who served on the Compensation Committee through March 23, 2005, was a Managing Director of Audax Group. Audax Chart is the direct owner of 1,032,992 shares of Common Stock.

In addition, in 2004 the Company entered into certain agreements and had certain relationships with Audax Chart and OCM Fund which are further described below under the caption “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed in greater detail below, on the Consummation Date of the Company’s Reorganization Plan, certain Senior Lenders of the Company under its senior credit facilities became beneficial owners of five percent or more of the Common Stock and some of these Senior Lenders also became parties to the Investor Rights Agreement. (See, “Stock Ownership of Principal Holders and Management,” which is incorporated herein by reference.)

Pursuant to the Reorganization Plan, the senior debt and related interest and fees of pre-bankruptcy Chart Industries, Inc. (“Old Chart”) were converted into a $120 million secured term loan with a final maturity in 2009 (“Term Loan”), with the balance of Old Chart’s existing senior debt (“Old Chart Senior Credit Facilities”) being cancelled in return for an initial 95 percent equity ownership position in the Company, and Old Chart’s secured debtor-in-possession facility was amended and restated as a $40 million post-bankruptcy secured revolving credit facility that expires on September 15, 2008, of which $30 million may be used for the issuance of letters of credit (“Credit Revolver”). The Term Loan and Credit Revolver are referred to herein collectively as the “Senior Credit Facilities.” The lenders under the Term

Loan portion of the Senior Credit Facilities upon emergence from bankruptcy were the same as the Senior Lenders under the Old Chart Senior Credit Facilities immediately prior to emergence and the lenders under the Credit Revolver portion of the Senior Credit Facilities were the same as the lenders under Old Chart’s secured debtor-in-possession facility. In addition, pursuant to the Senior Credit Facilities and ancillary documents entered into by the Company on the Consummation Date, the Company granted a security interest in substantially all of the assets of the Company and its U.S. subsidiaries to the agent bank as representative of the Senior Lenders.

Under the terms of the Senior Credit Facilities, the Company is required to pay a commitment fee of 0.375 percent per annum on the unused amount of the Credit Revolver and must also pay other customary fees, such as letter of credit fees, to the lenders and JPMorgan Chase Bank, N.A. (“JPMorgan”), as agent bank. Commitment fees are shared pro rata among Credit Revolver lenders in accordance with their relative commitments. Under the Senior Credit Facilities, the Credit Revolver bears interest, at the Company’s option, at rates equal to the prime rate plus 1.50 percent or LIBOR plus 2.50 percent. In the first quarter of 2005, portions of the Senior Credit Facilities were amended to increase the baskets for permitted capital expenditures in the financial covenants of each of the Term Loan agreement and the Credit Revolver agreement. In addition, in connection with a potential acquisition and the expansion of the Company’s business, the Company is pursuing an amendment to the Credit Revolver portion of the Senior Credit Facilities through which the aggregate size of the Credit Revolver would increase by $15 million. The $15 million increase would be extended by JPMorgan, a lender that does not beneficially own more than five percent of the outstanding Common Stock, and JPMorgan would receive a customary fee from the Company as part of the amendment. The commitments of the other lenders under the Credit Revolver would not be affected by this increase. Under the proposed amendment, the $15 million increase would expire on January 31, 2006. In connection with this increase, the lenders under the Term Loan portion of the Senior Credit Facilities would agree that debt incurred pursuant to the $15 million increase under the Credit Revolver would, like the existing $40 million available under the Credit Revolver, have lien priority over obligations arising under the Term Loan and provide certain other consents, for which the Company would pay a fee equal to 0.10 percent of the respective loan amount held by each lender under the Term Loan. The Company currently is seeking the approval of its lenders to the proposed amendment and cannot assure that its lenders will grant approval.

As of February 2004, each of Audax Chart and OCM Fund assigned its respective interest in the Term Loan portion of the Senior Credit Facilities. Audax Chart and OCM Fund remain Senior Lenders under the Credit Revolver portion of the Senior Credit Facilities.

During the period from January 1, 2004 through the date hereof, the Company has made principal prepayments to the Senior Lenders totaling approximately $30.2 million and scheduled principal repayments totaling approximately $1.7 million under the Term Loan portion of the Senior Credit Facilities. Under the Senior Credit Facilities, the Term Loan bears interest, at the Company’s option, at rates equal to the prime rate plus 2.50 percent or LIBOR plus 3.50 percent. The Company paid interest of approximately $5.8 million during the period from January 1, 2004 through the date hereof to the Senior Lenders under the Term Loan. Of these amounts, each Senior Lender under the Term Loan received an amount proportionate to its relative debt holdings. Audax Chart and OCM Fund ceased to be Senior Lenders under the Term Loan before any of the principal prepayments or repayments under Term Loan were made in 2004. At December 31, 2004, the Company had borrowings outstanding of approximately $78.4 million under the Term Loan portion of the Senior Credit Facilities and letters of credit outstanding and bank guarantees totaling approximately $19 million supported by the Credit Revolver portion of the Senior Credit Facilities.

Michael P. Harmon, who currently serves on the Board of Directors and is a nominee for Director, is employed by Oaktree, an affiliate of OCM Fund. Mr. Harmon is a Managing Director of Oaktree. Stephen A. Kaplan, who served as a Director of the Company until October 20, 2004, was a founding principal of Oaktree. OCM Fund is the direct owner of 2,463,638 shares of Common Stock.

Oliver C. Ewald and Geoffrey S. Rehnert, who currently serve on the Board of Directors and are each a nominee for Director, are employed by Audax Group, an affiliate of Audax Chart. Mr. Ewald is a Principal at Audax Group and Mr. Rehnert is the Co-Founder and Co-CEO of Audax Group. Timothy J. White, who served as a Director of the Company until March 23, 2005, was a Managing Director of Audax Group. Audax Chart is the direct owner of 1,032,992 shares of Common Stock.

Pursuant to the Investor Rights Agreement, the Company must pay, and hold each of OCM Fund and Audax Chart and their affiliates and respective directors, officers and employees harmless against liability for the payment of, the reasonable expenses, legal fees and other out-of-pocket costs incurred after September 15, 2003 by or on behalf of OCM Fund or Audax Chart or any of their affiliates in connection with (i) any Company related financing, strategic initiative or other growth strategy, or (ii) the rendering of any other services to the Company by OCM Fund or Audax Chart or their affiliates (including assistance with evaluating business opportunities). The Investor Rights Agreement also provides demand registration and piggyback rights to members of the Investor Rights Group.

Effective January 1, 2004, the Company retained Oaktree and Audax Management, an affiliate of Audax Chart, to provide certain management and administrative services to the Company, including assistance in strategic business planning, reviewing forecasts and budgets, recruiting management personnel and structuring and placing financing and managing relationships with financial institutions. These arrangements are set forth in a management services agreement between the Company and each of Oaktree and Audax Management. Pursuant to this agreement, the Company pays annually (i) $190,000 to Oaktree as compensation for the services to be provided by Oaktree, and (ii) $190,000 to Audax Management in compensation for the services to be provided by Audax Management. The Company’s payment obligations under the agreement are subject to the limitations of the Company’s Senior Credit Facilities. The Company also is required to reimburse Audax Management and Oaktree for certain reasonable out-of-pocket expenses incurred by the professional personnel of Audax Management and Oaktree in connection with services rendered to the Company. The term of the agreement is one year, with automatic and successive one-year renewal terms.

CODE OF ETHICS

The Company has adopted a Code of Ethics (the “Code”) which applies to the senior financial officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions. The Company has filed the Code with the Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003. Any amendments to the Code, and any waivers of its provisions with respect to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions, will be posted on the Company’s website at www.chart-ind.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the information provided to the Company during or with respect to fiscal 2004 by persons required to file such reports, the Company believes that all of its Directors, officers and owners of 10% or more of the Common Stock have complied with all applicable Section 16(a) filing requirements, except as follows. As disclosed above, there are a number of stockholders who may be deemed the beneficial owners of 10% or more of the Common Stock by virtue of being members of the Investor Rights Group. However, except for Audax Chart and OCM Fund, these stockholders have not filed a Form 3 or Form 4, although one or more of these stockholders may not be required to file reports under Section 16(a) in accordance with the Commission’s rules.

PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total stockholders’ return on the Company’s Common Stock with the cumulative total return of an index of certain peer companies selected by the Company and the S&P 500 Index for the period beginning September 30, 2003 and ending December 31, 2004. The graph assumes that the value of the investment in Chart’s Common Stock and each index was $100 on September 30, 2003 and that all dividends, if any, were reinvested. On the Consummation Date, the common stock of Old Chart was cancelled and the Common Stock of the Company was issued. Therefore, the presentation below does not include the common stock of Old Chart.

Comparison of Chart’s Common Stock,

Peer Group(1) and S&P 500

	9/30/2003	12/31/2003	3/31/2004	6/30/2004	9/30/2004	12/31/2004
Chart Industries, Inc.	100.00	148.49	181.82	194.55	265.46	296.98
Peer Group Index	100.00	108.61	124.83	133.49	133.97	160.24
S&P 500 Index	100.00	112.18	114.08	116.04	113.87	124.38

(1)	The Company selects the peer companies that comprise the Peer Group Index solely on the basis of objective criteria. These criteria include maintaining an index composed of approximately seven or eight manufacturing companies in the highly engineered products industry that have market capitalization similar to the Company. The Peer Group members are Gardner Denver, Inc., Graham Corporation, Helix Technology Corporation, Intermagnetics General Corporation, Lufkin Industries, Inc., NATCO Group Inc., Park-Ohio Holdings Corp. and Robbins & Myers, Inc.

DATE TO SUBMIT STOCKHOLDER

PROPOSALS FOR 2006 ANNUAL MEETING

Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2006 must do so no later than December 27, 2005. To be eligible for inclusion in the 2006 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

Stockholder proposals not intended to be included in the proxy materials for the 2006 Annual Meeting as well as stockholder nominations for election of Directors at the 2006 Annual Meeting must each comply with advance notice provisions set forth in the Company’s By-Laws to be properly brought before the 2006 Annual Meeting. In general, written notice of a stockholder proposal or Director nomination must be delivered to the corporate secretary at the Company’s principal place of business not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting.

To be considered properly brought before the 2006 Annual Meeting, written notice must be received by the Company’s corporate secretary between January 26, 2006 and February 25, 2006. If the Company does not receive the notice between these dates, such notice will be considered untimely. The Company’s proxy for the 2006 Annual Meeting will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by March 13, 2006.

In addition to timing requirements, the advance notice provisions of the Company’s By-Laws contain informational content requirements that also must be met. A copy of the By-Laws may be obtained by writing to the corporate secretary at the Company’s principal place of business.

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Written requests for such report should be directed to:

Michael F. Biehl

Chief Financial Officer and Treasurer

Chart Industries, Inc.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125

You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

MARK H. LUDWIG

Secretary

April 26, 2005

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

__________________________

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê Please fold and detach care at perforation before mailing. ê

CHART INDUSTRIES, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Michael F. Biehl and Mark H. Ludwig and each of them as proxy holders and attorneys, with full power of substitution, to appear and vote all of the shares of Common Stock of Chart Industries, Inc. (the “Company”) which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of Chart Industries, Inc., One Infinity Corporate Centre Drive, Garfield Heights, OH 44125, on May 25, 2005 at 10:00 a.m. (EDT), and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of the Company represented by this proxy as indicated on the reverse side.

Date: , 2005

(Signature)

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(continued on other side)

ê Please fold and detach care at perforation before mailing ê

(continued from other side)

CHART INDUSTRIES, INC.	PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given below, this proxy will be voted FOR the election of the Directors nominated by the Board of Directors.

The Board of Directors Recommends You Vote FOR the Director nominees listed below.

1.	ELECTION OF DIRECTORS

Nominees:	William T. Allen John F. McGovern	Oliver C. Ewald Geoffrey S. Rehnert	Michael P. Harmon Samuel F. Thomas

	☐ FOR all nominees listed		☐ WITHHOLD from all nominees listed

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

2.	IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

☐	Check box if you plan on attending the meeting.